UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SOVEREIGN BANCORP, INC.

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SOVEREIGN BANCORP, INC.

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The following op-ed was published on February 23, 2006.
The Patriot-News
Counterpoint Dick Ehst
Sovereign seeks growth, job protection
By Dick Ehst
February 23, 2006
Dick Ehst is executive vice president of Sovereign Bank, based in Reading.
On behalf of Sovereign Bancorp, its 3,500 employees in Pennsylvania, its customers and its suppliers, I would like to express my disappointment with the Feb. 14 editorial, “Hasty process.” The editorial questions how jobs factor in to the discussion about recently enacted Pennsylvania legislation. It also fails to communicate that the legislation, which we believe clarified the intent of pre-existing Pennsylvania law, helps to ensure that boards of directors of Pennsylvania companies can raise capital in an effort to support and promote long-term growth.
We believe that California-based Relational Investors has no interest in creating jobs in Pennsylvania. In fact, Relational has stated publicly that it wants Sovereign to be sold. In our view, Relational is interested in short-term gains rather than long-term value creation. We believe that Relational would like for Sovereign to be sold — and with a sale comes job loss. Among some of the things Ralph Whitworth, Relational’s principal, and his adviser have said on the subject include:
At a Nov. 8 forum sponsored by Relational, Mr. Whitworth stated that “if we [Relational’s director nominees] are elected we want to sell it [Sovereign] for as much as we can.”
At the same forum, Anthony Terracciano, a senior adviser to Relational, said that Sovereign shareholders will “win” by supporting Relational “because we are going to execute the strategy brilliantly or ... because we are going to sell the company.”
As a Pennsylvania company, Sovereign benefits from operating in a business environment that encourages growth and supports our long-term prospects. We have a long history of creating jobs and delivering results, and we are confident that our pending transactions will allow us to uphold that proud tradition. Our goal continues to be to permit Sovereign to enhance our capital flexibility, provide brand awareness and put our company in a better position to capitalize on opportunities available to us — all for the long-term benefit of the company and our stakeholders.
In addition to Pennsylvania, a number of states have laws designed to protect not only a company’s shareholders but also its employees, customers and the communities they serve. Sovereign operates in a way that makes sense for all of our constituents, and we should not change that now. Over the years, the Pennsylvania Legislature has played a tremendous role in ensuring Sovereign’s status and ability to grow as a Pennsylvania company. We look forward to continuing to grow our company — in Pennsylvania and elsewhere.

This op-ed was published in The Patriot-News on February 23, 2006. Sovereign Bancorp has obtained permission from Dick Ehst, executive vice president of Sovereign Bank, to reprint and distribute this op-ed. Sovereign Bancorp has not obtained permission from the publisher, The Patriot-News, to reprint and distribute this op-ed.
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.